Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-104493

                                                           Prospectus Supplement
                                            (to Prospectus dated April 24, 2003)

                            LNR PROPERTY CORPORATION

         5.5% Contingent Convertible Senior Subordinated Notes Due 2023

This Prospectus Supplement supplements the Prospectus dated April 24, 2003 relating to $235,000,000 aggregate principal amount of our 5.5% Contingent Convertible Senior Subordinated Notes Due 2023 and the shares of our common stock into which those Notes are convertible.

The following are the Selling Securityholders at the date of this Prospectus Supplement. We obtained the information about Notes beneficially owned and that may be offered by the Prospectus, and about shares of Common Stock beneficially owned, from the individual Selling Securityholders. We have not attempted to verify that information.

---------------------------------------------------------------------------------------------------------------------------------
                                                                    Principal Amount of Notes
                                                                 Beneficially Owned and That May      Number of Shares of Common
        Selling Securityholder                                    Be Offered by this Prospectus       Stock Beneficially Owned(1)
---------------------------------------------------------------------------------------------------------------------------------
Innovest Finanzdienstle                                                    $  1,500,000                          33,127
S.A.C. Capital Associates, LLC                                             $  2,000,000                          44,169
BNP Paribas Equity Strategies, SNC                                         $ 11,571,000                         255,543
CooperNeff Convertible Strategies
   (Cayman) Master Fund, LP                                                $  7,917,000                         174,845
Context Convertible Arbitrage
   Offshore Ltd.                                                           $    415,000                           9,165
Context Convertible Arbitrage Fund, LP                                     $    665,000                          14,686
Arkansas PERS                                                              $    385,000                           8,502
ICI American Holdings Trust                                                $    125,000                           2,760
Zeneca Holdings Trust                                                      $    135,000                           2,981
Delaware PERS                                                              $    540,000                          11,925
Syngenta AG                                                                $     90,000                           1,987
Prudential Insurance Co of America                                         $     35,000                             772
Boilermakers Blacksmith Pension Trust                                      $    500,000                          11,042
State of Oregon/Equity                                                     $  1,700,000                          37,544
Duke Endowment                                                             $     95,000                           2,098
Louisiana CCRF                                                             $     70,000                           1,545
Delta Airlines Master Trust                                                $    225,000                           4,969
Froley Revy Investment Convertible
   Security Fund                                                           $     55,000                           1,214
Sturgeon Limited                                                           $  1,512,000                          33,392
JP Morgan Securities Inc.                                                  $ 12,750,000                         281,581

---------------------------------------------------------------------------------------------------------------------------------
                                                                    Principal Amount of Notes
                                                                 Beneficially Owned and That May      Number of Shares of Common
        Selling Securityholder                                    Be Offered by this Prospectus       Stock Beneficially Owned(1)
---------------------------------------------------------------------------------------------------------------------------------
Akela Capital Master Fund, Ltd.                                            $  5,000,000                         110,424
Laurel Ridge Capital LP                                                    $  1,000,000                          22,084
Alpine Associates                                                          $  9,700,000                         214,222
Alpine Partners, L.P.                                                      $  1,300,000                          28,710
Tribeca Investments L.T.D                                                  $  2,000,000                          44,169
Grace Convertible Arbitrage Fund, Ltd.                                     $  5,000,000                         110,424
LLT Limited                                                                $    156,000                           3,445
Wachovia Securities Inc.                                                   $  8,500,000                         187,720
Common Fund Event Driven Co, Ltd.
   c/o Levco                                                               $     65,000                           1,435
Levco Alternative Fund Ltd.                                                $  2,197,000                          48,520
Citi JL Ltd.                                                               $     87,000                           1,921
Lyxor/JLC Fund Ltd.                                                        $    167,000                           3,688
Purchase Associates, L.P.                                                  $    484,000                          10,689
Highbridge International LLC                                               $ 33,000,000                         728,798
Forest Fulcrum Fund LLP                                                    $    404,000                           8,922
BGI Global Investors c/o Forest
   Investment Management LLC                                               $    168,000                           3,710
Forest Multi-Strategy Master Fund
   SFC, on behalf of Series F,
   Multi-Strategy Segregated Portfolio                                     $    204,000                           4,505
Zurich Master Hedge Fund c/o Forest
   Investment Management LLC                                               $    260,000                           5,742
Forest Global Convertible Fund
   Series A-5                                                              $  1,896,000                          41,872
Lyxor Master Fund c/o Forest Investment
   Management LLC                                                          $    632,000                          13,957
Relay 11 Holdings c/o Forest Investment
   Management LLC                                                          $     80,000                           1,766
RBC Alternative Assets LP c/o Forest
   Investment Management LLC                                               $    160,000                           3,533
RBC Alternative Assets LP                                                  $    500,000                          11,042
Sphinx Convertible Arbitrage c/o Forest
   Investment Management LLC                                               $     40,000                             883
Banc of America Securities LLC                                             $  4,000,000                          88,339
Sunrise Partners Limited Partnership                                       $ 13,875,000                         306,426
Man Convertible Bond Master Fund, Ltd.                                     $  3,622,000                          79,991
St. Thomas Trading, Ltd.                                                   $ 10,378,000                         229,196
Arbitex Master Fund L.P.                                                   $  3,000,000                          66,254
Thomas Weisel Partners                                                     $    350,000                           7,729
Deutsche Bank Securities Inc.                                              $  2,395,000                          52,893

---------------------------------------------------------------------------------------------------------------------------------
                                                                    Principal Amount of Notes
                                                                 Beneficially Owned and That May      Number of Shares of Common
        Selling Securityholder                                    Be Offered by this Prospectus       Stock Beneficially Owned(1)
---------------------------------------------------------------------------------------------------------------------------------
DBAG Tewksbury Capital                                                     $    250,000                           5,521
Zurich Institutional Benchmarks
   Master Fund LTD                                                         $  2,050,000                          45,273
Zazove Income Fund L.P.                                                    $  2,850,000                          62,941
Zazove Hedged Convertible Fund L.P.                                        $  2,850,000                          62,941
Zazove Convertible Arbitrage Fund L.P.                                     $  3,550,000                          78,401
HFR CA Select Fund                                                         $  1,050,000                          23,189
San Diego County Employees Retirement
   Association                                                             $  1,650,000                          36,439
Sage Capital                                                               $  5,500,000                         121,466
Royal Bank of Canada                                                       $  1,000,000                          22,084
CQS Convertible & Quantitative
   Strategies Master Fund Limited                                          $ 16,000,000                         353,356
Alexandra Global Master Fund, Ltd                                          $  3,500,000                          77,296
Quest Global Convertible Master
   Fund, Ltd.                                                              $  1,000,000                          22,084
NMS Services (Cayman) Inc.                                                 $  1,000,000                          22,084
                                                                           ------------                    ------------
                                                                           $195,155,000                       4,303,931

(1) Including the shares the selling securityholder would acquire if the selling securityholder converted all its Notes.

August 14, 2003